EXHIBIT (c)(xiv)

Announcement Entitled

“Statement on Commonwealth Guarantee”

Hon. Andrew Fraser MP Member for Mount Coot-tha	Treasurer Minister for Employment and Economic Development

16 June 2009

Statement on Commonwealth guarantee

The Queensland Treasury Corporation will utilise the Australian Government’s guarantee, Treasurer Andrew Fraser said today.

The 2009-10 State Budget, was handed down in Parliament today.

While final details of the proposed guarantee scheme are yet to be finalised, and remains before the Australian Parliament, Mr Fraser said the Queensland Treasury Corporation intended to apply the guarantee to all existing Australian dollar denominated benchmark bond lines with a maturity date of between 12 months and 15 years.

Mr Fraser also said the Queensland Treasury Corporation intended to apply the guarantee to future bond line issues, but reserved the right to issue non-guaranteed bond lines.

Media contact:    Treasurer’s office 3224 6361 or 3224 5982

Note, this announcement does not constitute an offer of any securities for sale.